UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2005

First Potomac Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31824	37-1470730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland		20814
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-986-9200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Non-Employee Trustee Compensation

On December 5, 2005, the Board of Trustees (the "Board") of First Potomac Realty Trust (the "Company") unanimously approved a change to the annual compensation paid to non-employee members of the Board, effective for calendar year 2006, based upon the joint recommendation of the Compensation Committee and Nominating & Governance Committee of the Board.

Each non-employee trustee will receive an annual cash fee of $16,000 and an annual grant of 1,500 common shares of the Company. The common shares will be paid each January with respect to the preceding calendar year, beginning in January 2007. The chairman of the Audit Committee will receive an additional annual cash fee of $15,000, and each of the chairmen of the Compensation, Finance, Investment, and Nominating & Governance Committees will receive an additional annual cash fee of $10,000. The Lead Independent Trustee, if not a chair of another committee of the Board, will receive an additional annual cash fee of $10,000. All cash fees will be paid in quarterly installments.

Each non-employee trustee who is a member of the Audit Committee will receive an additional annual cash fee of $7,500, and each non-employee trustee who is a member of the Compensation, Finance, Investment, or Nominating & Governance Committees will receive an additional annual cash fee of $5,000 for each committee on which he or she serves. All cash fees will be paid in quarterly installments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Potomac Realty Trust

December 7, 2005	By:	/s/ Joel F. Bonder

Name: Joel F. Bonder
Title: General Counsel